Exhibit 5.0

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI OH 45201

Date: APR 1 2002	Employer Identification Number:
73-0780382
DLN:
17007038030002
BANK OF OKLAHOMA NA	Person to Contact:
P.O. BOX 2300	KENNETH FOX ID# 11061
TULSA, OK 74192-0000	Contact Telephone Number:
(877) 829-5500 Plan Name:
BOK FINANCIAL THRIFT PLAN FOR SALARIED
Plan Number: 002
Dear Applicant:
     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.
     Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.
     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.
     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.
     This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub, L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L, 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub, L. 105-208, and the Community Renewal Tax Relief Act of 2000 Pub. L. 106-554.
     This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.
Letter 835 (DO/CC)

BANK OF OKLAHOMA NA
     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7342 for a free copy of the SPD card.
     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.
     We have sent a copy of this letter to your representative as indicated in the power of attorney.
     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,
/s/ Paul T. Shultz
Paul T. Shultz
Director, Employee Plans Rulings & Agreements

Enclosures:
Publication 794
Addendum

BANK OF OKLAHOMA NA
     This determination letter is applicable to the member of the controlled group as indicated on the attachment of Form 5300. Item 6(b).
     This determination letter is applicable to the amendments adopted on the following:
a.	September 12, 2001

b.	December 21, 2001